Exhibit 99.1

Net1 responds to National Credit Regulator press release

Johannesburg, September 23, 2014 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today responded to the press release issued by the South African National Credit Regulator (“NCR”) on September 22, 2014. In its release, the NCR announced that it had applied to the National Consumer Tribunal (“Tribunal”) to cancel the registration of Net1’s subsidiary Moneyline Financial Services (Pty) Ltd (“Moneyline”) for breach of the South African National Credit Act (“NCA”) based on an investigation concluded by it. The NCR’s press release alleges, among other things, that Moneyline contravened the NCA by including child support grants and foster child grants in the affordability assessments performed by Moneyline prior to granting credit to these borrowers, and that the procedures followed and documentation maintained by Moneyline are not in accordance with the NCA.

The Company has now received a copy of the NCR’s application to the Tribunal and believes that it is riddled with factual inaccuracies. The Company is perplexed by the NCR’s decision to issue a press release containing inflammatory allegations without first informing Net1 of the conclusions reached by the NCR following its investigation, which we believe was concluded months ago and before allowing Moneyline a fair opportunity to formally respond these allegations.

“We strongly deny any contravention of the NCA and will oppose the NCR’s application. As a South African and US-listed public company, we adhere to stringent internal controls and compliance procedures and we are subjected to regular internal and external audits all of which are documented and accessible for review by any regulator,” said Dr. Serge Belamant, Chairman and CEO of Net1. “We reiterate our commitment to provide affordable, responsible financial inclusion services to all citizens of South Africa, especially those who have no other access to formal financial services and often require short term credit to improve the lives of their family units,” he concluded.

About Net 1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Net1 Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Net1 Public Relations Contact:

Tribeca Public Relations
Keri Krug
Senior Account Director
Phone: +27 208 5530 or +27 83 344 6855
Email: kerik@tribecapr.co.za